UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 1, 2007

Date of Report (Date of earliest event reported)

INPLAY TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada	001-15069	88-0308867
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

234 South Extension Road Mesa, Arizona 85210
(Address of principal executive offices) (Zip Code)

(480) 586-3300
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) Effective June 1, 2007, the Registrant appointed the following officers:

Eric Vandewater, 45, was appointed Chief Technology Officer. Mr. Vandewater joined InPlay in 2006 as Vice President, InPlay and Chief Technology Officer, Magic Point division. Prior to joining InPlay, Mr. Vandewater was the Chief Technology Officer at SunnComm International for five years. Mr. Vandewater has over 20 years of PC based hardware and software experience including positions with CalComp and Philips Electronics. Vandewater holds a bachelor degree in electronic engineering and computer science.

Ramesh Ramchandani, 43, was appointed Chief Operating Officer. Mr. Ramchandani joined InPlay in 2006 as Vice President, InPlay and Chief Operating Officer, MagicPoint division. Ramchandani joined InPlay from AMI Semiconductor where he was vice president and general manager of the Mixed-Signal ASSP Division. Prior to AMI, Ramchandani was executive vice president for ZiLOG, Inc., responsible for directing all activities of the company’s business units including sales, marketing and application engineering. From 2000 to 2004, Ramchandani was vice president and general manager for ON Semiconductor’s Integrated Power Division, responsible for annual revenue in excess of $300 million. Ramchandani holds a B.S. in electrical engineering from San Jose State University and an M.B.A. from Cornell University.

Tim Kuhn, 44, was appointed Senior Vice President and General Manager, Duraswitch division. Mr. Kuhn joined InPlay as Vice President, Business Development in 1999. Before joining InPlay, Kuhn owned his own home healthcare company. He has over 20 years of sales management and marketing experience through positions with NAMIC, Go-Video and Proctor and Gamble. Kuhn earned a bachelor of science in marketing and management from the University of Nebraska.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibit(s)

99.1.	Press release from InPlay Technologies, Inc., dated June 1, 2007, entitled “InPlay Technologies Promotes Three Executives”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

InPlay Technologies, Inc.
(Registrant)

Date: June 6, 2007	By: /s/ Robert J. Brilon Robert J. Brilon President, Chief Executive Officer, Chief Financial Officer, Secretary and Treasurer (Principal Executive, Financial and Accounting Officer)